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                                                                   EXHIBIT 3.03

                               ARTICLES OF MERGER
                                       OF
                       ENRON CORP., AN OREGON CORPORATION
                                      AND
              PORTLAND GENERAL CORPORATION, AN OREGON CORPORATION

        Enron Corp., an Oregon corporation (known as Enron Oregon Corp. until immediately prior to the effectiveness of the merger described herein), the surviving corporation in a merger effected pursuant to ORS 60.481-60.501, submits the following Articles of Merger for filing pursuant to ORS 60.494:

                1. The names of the constituent corporations in the merger are Enron Corp., an Oregon corporation (Oregon Registry No. 527549-84), and Portland General Corporation, an Oregon corporation (Oregon Registry No. 011993-89).

                2. The surviving corporation in the merger is Enron Corp., an Oregon corporation.

                3.      A copy of the plan of merger is attached as Exhibit A.

                4. The plan of merger was approved by the holder of all of the common stock of Enron Corp. acting by unanimous written consent as a single voting group, such approval being the only shareholder approval of the merger required on the part of Enron Corp. At the date of the shareholder vote, there were 1,000 shares of common stock of Enron Corp. issued and outstanding, all of which were entitled to be cast with respect to approval of the plan of merger. All of such shares were voted for approval of the plan of merger and no shares were voted against approval of the plan of merger.

                5. The plan of merger was approved by the holders of common stock of Portland General Corporation voting together as a single voting group, such approval being the only shareholder approval of the merger required on the part of Portland General Corporation. At the record date fixed for determination of the shareholders of Portland General Corporation entitled to vote on the plan of merger, there were 51,406,352 shares of common stock issued and outstanding, all of which were entitled to be cast as with respect to approval of the merger, voting as a single voting group. At the meeting of the shareholders of Portland General Corporation duly convened for the purpose of approving the plan of merger, 34,396,998 of the votes represented by such shares were voted for approval of the plan of merger and 889,111 votes were cast against approval of the plan of merger.

                6. The merger shall be effective at 2:01 p.m. Pacific Time on July 1, 1997.

                7. Person to contact about this filing: Kate Cole, Enron Corp., (713) 853-6161.

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        IN WITNESS WHEREOF, the undersigned constituent corporations have executed these Articles of Merger on the 1st day of July, 1997.

                                ENRON CORP.
                                (formerly known as Enron Oregon Corp.)



                                By: /s/ J. CLIFFORD BAXTER
                                    ----------------------------------
                                    J. Clifford Baxter
                                    Vice President

                                PORTLAND GENERAL CORPORATION



                                By: /s/ JOSEPH M. HIRKO
                                    ----------------------------------
                                    Joseph M. Hirko
                                    Senior Vice President and
                                    Chief Financial Officer



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